Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-170981

December 6, 2010

BIO-RAD LABORATORIES, INC.

Final Term Sheet

December 6, 2010

4.875% Senior Notes due 2020

Issuer:	Bio-Rad Laboratories, Inc.

Size:	$425,000,000

Maturity:	December 15, 2020

Coupon (Interest Rate):	4.875%

Yield to Maturity:	4.946%

Spread to Benchmark Treasury:	T+200 basis points

Benchmark Treasury:	2.625% due 11/15/20

Benchmark Treasury Price and Yield:	97-08; 2.946%

Interest Payment Dates:	June 15 and December 15 of each year, beginning June 15, 2011

Redemption Provision:	In whole or in part, at the greater of (1) 100% of the principal amount or (2) discounted present value at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest to the redemption date.

Price to Public:	99.443%

Trade Date:	December 6, 2010

Settlement Date:	December 9, 2010

Ratings:*	Ba1/BBB/BBB-

(Moodys/S&P/Fitch)

CUSIP/ISIN Number:	090572 AP3/US090572AP34

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC or Goldman, Sachs & Co. can arrange to send you the documents if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037; or by calling or emailing Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com.

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